CONFIDENTIAL, WITHOUT PREJUDICE & NOT TO BE USED IN COURT

TERMINATION AGREEMENT

between

Invacare International GmbH, Benkenstrasse 260, 4108 Witterswil, Switzerland
(the "Company")
and

Ralf Ledda, Helsinkistrasse 7, 4142 Münchenstein, Switzerland

(the "Employee")

(each individually a "Party" and collectively the "Parties")

Preamble

The Parties entered into an employment agreement dated October 21/23, 2016 (the "Employment Agreement").

The Company terminated the Employment Agreement and the Employee’s employment with the Company with effect on September 30, 2022.

With the intent to amicably settle all aspects of employment and the termination thereof, the Parties agree as follows:

1.Termination of Employment
The Employee's employment with the Company terminates with effect on September 30, 2022 (the "Termination Date"). For the avoidance of doubt, the Termination Date is not subject to any deferment for whatever reason, including but not limited to sickness or accident.

2.Salary and Benefits
Subject to the Employee’s compliance with the Employment Agreement and the terms of this Agreement, the Employee’s base salary and benefits (less statutory and contractual deductions, where applicable) shall continue at the same rate and will be paid in regular monthly installments until and including the Termination Date.

3.Bonus
The Employee shall be entitled to receive a bonus for 2021 if and to the extent the 2021 bonus targets are achieved, as determined by the Compensation and Management Development Committee of the Board of Directors of Invacare Corporation (the “Compensation Committee”). The Employee shall be entitled to receive a pro rata bonus (10/12ths) for 2022 to the extent the Company and EMEA bonus targets for 2022 as established by the Compensation Committee are achieved. Any such bonus payment for 2022 shall be paid when Invacare pays 2022 bonus payments to other bonus plan participants

4.Equity
Vesting of any restricted stock units and performance shares will be treated in accordance with the respective award agreements. As of the Termination Date, the Employee will have attained “retirement” in accordance with the respective award agreements.

5.Education Allowance
The Employee shall be eligible to claim the education allowance, if any, as per clause 3.4 of the Employment Agreement on a pro rata basis until and including the Termination Date against presentation of the corresponding receipts and subject to the provisions of clause 3.4 of the Employment Agreement.

6.Expenses

The Company shall reimburse the Employee for all necessary expenses (if any) incurred in connection with the performance of his duties under the Employment Agreement up and until the start of the garden leave period and in accordance with the respective provisions of the Company's rules and policies relating to expenses.

7.Final Payment, Lump Sum
In consideration of the Employee’s obligations under this Agreement, including the Non-Competition and Non-Solicitation clause in Section 8 below and the Annex, and in full and final settlement of all of the Employee’s rights and claims out of or in connection with the Employment Agreement and the termination thereof, and subject to the Employee’s continued full compliance with the Employment Agreement and the terms of this Agreement, the Employee shall receive a one-time, final lump sum payment in the amount of CHF110’000 (gross, less applicable statutory and contractual deductions), payable on the Termination Date.

8.Non-Competition, Non-Solicitation
1.The Parties agree that the Company has a legitimate interest in the Employee refraining from competing against it both during the notice period and for a certain period after the termination of employment. It is therefore agreed that the non-competition and non-solicitation clauses 15-17 set out in the Employment Agreement shall be replaced by the non-solicitation and non-compete covenants attached to this Agreement as an Annex.

2.During the Restricted Period (as defined in the Annex), the Company shall pay the Employee a compensation for each month (October – December 2022) in the amount of CHF 18’028 gross per month which is equal to 50% of his last monthly base salary, for a total of CHF 54’084 during the Restricted Period. Such compensation shall be paid monthly at the end of each month after deduction of the amounts to be withheld under the statutory provisions.

9.Release from Duty
1.Unless otherwise instructed by the Company at a later date, the Employee is released from his duty to perform work until the Termination Date and the Employee shall instead be on garden leave until the Termination Date. Notwithstanding this garden leave, the Employee shall until the Termination Date provide the Company with all information and reasonable assistance, primarily by telephone or email, as may be necessary to allow for a smooth transition of his duties to the Company.
2.Any accrued but untaken vacation (if any) are deemed fully compensated by this garden leave.
3.During garden leave, the Employee shall be free to enter into new employment or become professionally active on a self-employed basis, provided, however, that the Employee’s confidentiality and secrecy obligations, as described in clause 13, are binding and must be strictly observed. The Employee agrees to notify the Company in advance about any such new professional activities (to the extent such activities are started prior to the Termination Date).
4.During the period ending at the Termination Date, the Employee further agrees to refrain from directly or indirectly engaging in any capacity in any business which competes with the Company or any of its affiliates. For the avoidance of doubt, the Parties explicitly agree that the non-solicitation and non-competition covenants set forth in clause 8 (and Annex, respectively) shall in any event be in effect until 31 December 2022.

5.If the Employee is or will be professionally active for any other employer or on a self-employed basis during the period ending at the Termination Date, the Company reserves its right to deduct from, or set off, any payments provided for by this Agreement against any income the Employee may earn in connection therewith.

10.No Further Claims
All claims that the Employee has or may have in connection with his employment with the Company or the termination thereof, including but not limited to potential claims regarding salary, benefits, bonus, restricted stock units and performance shares, expenses, accrued overtime (if any) or vacation/holidays, company car, schooling fees, pension and social security, are fully and finally compensated by the payments as well as release from duty pursuant to this Agreement.

11.Non-Derogatory Statements, Communication
The Parties agree not to make any negative or untrue statement or communication of whatever nature about the other Party (and with respect to the Company, about any of its affiliates and their respective members of the board, directors, officers and employees) to any third

Party.
12.Letter of Reference
On the Termination Date, the Company shall provide the Employee with a final, favorable letter of reference. Upon request, the Company shall provide the Employee with an interim letter of reference at an earlier date.

13.Confidentiality
1.The Employee hereby undertakes to keep the terms of this Agreement strictly confidential and not to disclose them to any third party, unless required by law or any court or governmental authority.
2.Termination of the Employee's employment pursuant to the terms of this Agreement shall not relieve the Employee from his statutory and contractual obligations to keep in strict confidence any information pertaining to the Company, its affiliates and its or their business that is not public and has been disclosed or otherwise made available to him during his employment with the Company.

14.Pension
1.The Employee shall participate in the Company's pension plan through to the Termination Date. The contributions and the benefits are determined by the rules and regulations of the pension plan. The Employee’s contributions shall be deducted by the Company from payments to be made under this Agreement.
2.The Employee must inform the Company's pension fund as soon as possible, but no later than 14 days before the Termination Date, as to where the vested benefits should be transferred. Should no transfer instruction be given by the Employee within six months after the Termination Date, the Company's pension fund will transfer the vested benefits to the Federal Substitute Scheme.

15.Tax, Social Security and Pension Plan; Deductions
1.The payments to be made under this Agreement shall be paid in accordance with the Company's normal payroll procedure. The Company shall make the necessary contributions to tax and social security authorities, as well as to the pension plan in accordance with the relevant rules and regulations and shall deduct the Employee’s contributions from all amounts to be paid under this Agreement.
2.The Company shall issue proper salary statements for 2021 and 2022 to the Employee in early 2022 and 2023. The correct filing of income tax returns or other tax statements as applicable under any applicable tax laws and the payment of the respective income and other taxes, if applicable, is the exclusive responsibility of the Employee.

16.Possible Continuation of Insurance Coverage
1.The Employee remains insured under the Company's existing insurance coverage until the Termination Date or, if earlier, until taking up substitute employment in Switzerland, on the same terms as applicable at the date of execution of this Agreement.
2.The Employee acknowledges having been informed by the Company of the possibility and of the terms to maintain the previous insurance coverage under the terms of separate insurance policies, according to the terms of the Company's insurance policies, if any. Premiums for such separate insurance policies will have to be paid by the Employee.

17.Return of Property
1.The Employee shall, at the Company's first request, but latest until the Termination Date, return to the Company all of the Company's property, including mobile phone, laptop, documents, papers, office supplies, staff manuals, electronic equipment, business cards, keys and access badges and all confidential information (whether recorded in physical or digital from) pertaining to the Company, its subsidiaries or affiliates and/or their business.
2.The Employee shall return the company car within seven days of the date of this Termination Agreement and shall contact the Company to arrange the return of the company car. In case of damages or undue wear and tear attributable to the Employee, the Company shall be entitled to deduct the corresponding costs from all payments provided for in this Agreement. Commencing upon Employee’s return of the company car, the company shall provide the Employee a monthly car allowance (pro rated for partial months) of CHF 1’650 per month plus a fuel allowance of CHF 200,00 per month until the Termination Date.
3.The Employee further agrees to permanently delete by the Termination Date or such earlier date as the Company may designate, all Company related electronic data (including emails, files, documents, notes, contacts etc.) that he has stored on any private devices (mobile phone, computer, laptop, internet accounts and other storage media etc.) and not to make or keep any copies or backups thereof. The Employee shall co-operate with the Company's request to give access to the computer or other equipment of the Employee containing information belonging to the Company for inspection or removal of such information.
4.The Employee confirms that he has no remaining private data stored on any Company email account, computer, server or other data storage. The Employee expressly agrees that the Company shall have the right to process all remaining data on any such account, computer, server or data storage should the Company require access thereto.
5.The Employee shall sign a separate document confirming he has complied with the obligation in this clause 17 and that he is no longer in possession of any confidential documents or information.

18.Resignations
1.The Employee shall resign from any other company, statutory or other positions held with the Company or with any undertaking affiliated with the Company in any jurisdiction of the world with immediate effect.
2.The Employee shall sign and execute any further documents and take all actions as may be required by the Company to give effect to this clause 18.
19.Full and Final Settlement
The Employee confirms that, upon performance of the Company’s obligations under this Agreement, he shall have no claim whatsoever against the Company, any of its affiliates or any of its or their employees, directors, managers, officers, advisors, consultants, agents, partners or corporate bodies and that all of the Employee’s rights and claims arising out of or in connection with the Employee’s employment with the Company are fully and finally settled.

20.Severability
If any term or provision of this Agreement, or the application thereof shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement, in particular the termination of the Employee’s employment with the Company with effect on the Termination Date, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

21.Final provisions
1.Any amendment to or modification of this Agreement including this provision shall be in writing and signed by the parties to this Agreement.

2.This Agreement shall in all respects be governed by and construed in accordance with the substantive Swiss law.

22.Signatures

Place, Date:        Witterswill 1 MAR 2022

Invacare International GmbH

/s/ Geoffrey Purtill,
SVP & GM EMEA & ASIA PAC,
/s/ Lorna Forman
EMEA Finance Manager
[Name]
[Function]

Place, Date:        Whistler, 27 FEB 2022

/s/ Ralf Ledda
Ralf Ledda

Annex
Non-Competition, Non-Solicitation

1.For a period of 3 (three) months following the Termination Date ("Restricted Period") i.e. until 31 December 2022, the Employee shall comply with the following non-solicitation and non-compete covenants.
2.Non-Compete: At all times during the employment relationship and for the Restricted Period, the Employee shall not, directly or indirectly, for his own account or for the account of a third party, as an employee, contractor, consultant or in a similar function, for or without compensation, permanently or occasionally, work for or have an interest in a business that is a competitor of the Company or companies affiliated with it ("Competitor"). This does not apply to financial shareholdings which do not have any entrepreneurial impact and do not exceed 1% of the share capital of publicly traded companies. Furthermore, this does not apply to any work for Competitors which has no connection whatsoever with the Employee's previous work for the Company.
For the avoidance of doubt, Competitor includes AAT Alber Antriebstechnik. Also, Competitor shall be understood to mean any business which sells products or services in the field of durable medical equipment or acts as a rehabilitation dealer or buying group, including, without limitation, companies such as Auxillium, Rehavital or Rehateam. Notwithstanding the foregoing, a rehabilitation dealer or buying group that has done business with the Company or any of its affiliates at any time during 2021 or 2022 (including, Auxillium, Rehavital or Rehateam) shall be considered a Competitor for purposes of this Agreement and Annex only until the Termination Date.
The non-compete obligation shall apply in all markets in the European Economic Area in which the Company or companies affiliated with it operate as of the date of this Agreement, it being understood that Germany and Switzerland are material markets for the Company.
3.Non-Recruitment: At all times during the employment relationship and for the Restricted Period, the Employee will, neither for himself nor as a self-employed person or engaged person or otherwise for third parties, directly or indirectly, induce or influence any employee of the Company or an affiliated company to terminate his or her employment relationship with the Company or an affiliated company.

4.Non-Solicitation of Clients: At all times during the employment relationship and for the Restricted Period, the Employee will not (without the prior written consent of the Company), whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or any other entity and in competition with the restricted business (as defined below):
•solicit or entice away or endeavour to solicit or entice away from the Company or any affiliated company or otherwise seek to obtain business from a client (as defined below) or prospective client (as defined below); or

•deal with or accept orders or business from a client or prospective client pursuant to the paragraph below.
For the purposes of this clause 4
•restricted business means any business and practice of services carried out by the Company or any affiliated company in the twelve-month period immediately prior to the Termination Date ("Relevant Period") and in which the Employee was materially involved or connected with in the course of his employment at any time during the Relevant Period;
•client means any person, firm, limited liability partnership, company or other entity who or which is at the Termination Date and/or was at any time during the Relevant Period, a customer or supplier of the Company or any affiliated company and: (i) with whom or which the Employee had dealings (other than on a minimal basis) during the course of his employment at any time during the Relevant Period; or (ii) in respect of whom the Employee had personal knowledge, contact or dealings in the course of his duties at any time during Relevant Period; or (iii) about whom the Employee had access to confidential information; and
•prospective client means any person, firm, limited liability partnership, company or other entity who or which is as at the Termination Date and/or was at any time during the Relevant Period in discussions with the Company or any affiliated company with a view to entering into a contract with the Company or any affiliated company for the provision of goods or services, and in which discussions the Employee was involved (other than on a minimal basis) or about which discussions the Employee had access to confidential information.
5.If Employee breaches of any of the non-compete and non-solicitation obligations in this Annex, then in additional to any other rights and remedies available to it, the Company shall not be obliged to pay the compensation pursuant to Section 8 of the Agreement.
6.If any provisions of this post-contractual non-compete and non-solicitation obligations should be or become invalid, in particular with regard to the duration of the prohibition of competition, the extent of the prohibited activities or the territorial range, the invalid provisions shall be replaced by a provision which contains the admissible maximum period of the prohibition of competition, the admissible field of activities and the admissible territorial scope.